AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2005
                                          REGISTRATION NO.  333-___________
 ===========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              ---------------

                                  FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                              ---------------

                            FALCONBRIDGE LIMITED
                          (FORMERLY NORANDA INC.)
           (Exact name of registrant as specified in its charter)

           ONTARIO                                       98-0359144
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                      Identification Number)

                    BCE PLACE, 181 BAY STREET, SUITE 200
                  TORONTO, CANADA M5J 2T3, (416) 982-7111
            (Address of Principal Executive Offices) (Zip Code)

                             STOCK OPTION PLAN
                          LEGACY STOCK OPTION PLAN
                         (Full title of the plans)

            CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, 13TH FLOOR
                  NEW YORK, NEW YORK 10011 (212) 894-8700
                       (Name, address, and telephone
             number of agent for service in the United States)










                      CALCULATION OF REGISTRATION FEE
========================================================= ================  =================== ================== =================
                                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
                  TITLE OF SECURITIES                       AMOUNT TO BE     OFFERING PRICE         AGGREGATE       REGISTRATION
                    TO BE REGISTERED                       REGISTERED (1)      PER SHARE         OFFERING PRICE        FEE(6)

--------------------------------------------------------- ----------------- ------------------- ------------------ -----------------
Common shares, without par value (2)                      10,368,106 shares    $12.88 (3)         $134,096,055 (3)     $15,783.11
--------------------------------------------------------- -----------------  ------------------- ------------------ ----------------
Common shares, without par value (4)                       5,343,610 shares    $17.42 (5)         $ 93,085,686 (5)     $10,956.19
--------------------------------------------------------- ---------------- --------------------- ------------------ ----------------
    Total                                                                                                              $26,739.30
--------------------------------------------------------- ---------------- ------------------- ------------------ ------------------

(1) Includes an indeterminate number of Common Shares that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"). Also includes an indeterminate number of Common Shares that may become issuable as a result of terminated, expired or surrendered options to purchase Common Shares or pursuant to the antidilution provisions of the Plans.

(2) Represents the number of Common Shares issuable upon exercise of options that had been granted under the Falconbridge Limited Stock Option Plan (the "Stock Option Plan") and the Legacy Plan (the "Legacy Plan", together with the Stock Option Plan, the "Plans") but had not yet been exercised as of June 30, 2005.

(3) Calculated under Rule 457(h) under the Securities Act based on the exercise prices of outstanding options. The per share amount is the weighted average exercise price, which was Cdn.$16.02 on June 30, 2005, converted to US dollars based upon the exchange rate of US$0.8041 to Cdn.$1.00 on July 5, 2005.

(4) Represents the number of Common Shares reserved for issuance under the Stock Option Plan and not subject to outstanding options as of July 1, 2005.

(5) Calculated pursuant to Rule 457(c) and (h) under the Securities Act. The maximum offering price per share is based upon the average of the high and low prices of the Common Shares, as reported by the New York Stock Exchange on July 1, 2005.

(6) Noranda Inc. previously paid filing fees of U.S.$200,000 in connection with a Registration Statement on Form F-9 (File No. 333-13140) initially filed on February 7, 2001 (the "2001 Registration Statement"). U.S.$50,000 of those filing fees became available for offsetting upon the deregistration in 2003 of U.S.$200,000,000 of unsold securities (out of the total U.S.$800,000,000 of securities registered under the 2001 Registration Statement). Of that U.S.$50,000, U.S.$48,540 was applied in connection with a Registration Statement on Form F-9 (File No. 333-108720) initially filed on September 11, 2003 (the "2003 Registration Statement"), relating to the registration of U.S.$600,000,000 of securities (U.S.$250,000,000 of which remain unsold as of the date hereof and which are hereby deregistered). Accordingly, U.S.$21,685 of the U.S.$200,000 in filing fees paid in connection with the 2001 Registration Statement are now available for offsetting consisting of (i) U.S.$20,225 associated with the U.S.$250,000,000 of securities deregistered pursuant to the previous sentence and (ii) U.S.$1,460 of the U.S.$50,000 in filing fees associated with the securities deregistered in 2003 and that was not applied in connection with the 2003 Registration Statement.

     Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is offsetting U.S.$21,685 in previously paid filing fees from the 2001 Registration Statement against the total filing fee of U.S.$26,739.30 due in connection with the filing of this Registration Statement. Accordingly, U.S.$5,054.30 is being paid herewith.

                              EXPLANATORY NOTE

     Falconbridge Limited (the "Registrant" or the "Company") is the amalgamated continuing company resulting from the June 30, 2005 amalgamation of Noranda Inc. ("Noranda") and the former Falconbridge Limited ("Old Falconbridge").

     This registration statement on Form S-8 relates to the issuance of up to 15,711,716 Common Shares issuable upon the exercise of options granted under the Plans and/or to be granted under the Stock Option Plan.


                                   PART I
            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified under Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act. These documents are not required to be, and are not being, filed by the Company with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 promulgated by the SEC under the Securities Act. These documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The registration statement incorporates herein by reference the following documents which have been filed with the SEC:

  o The Annual Report of Noranda on Form 40-F filed March 24, 2005, which document includes Noranda's audited financial statements as of December 31, 2004 and 2003 and for each of the years then ended, together with the auditors' report thereon;

  o Noranda's unaudited interim consolidated financial statements as at March 31, 2005, and for the three months ended March 31, 2005 and 2004, filed with Noranda's Report of Foreign Issuer on Form 6-K filed May 10, 2005;

  o Noranda's Report of Foreign Issuer on Form 6-K filed March 23, 2005 relating to the Management Information Circular dated March 17, 2005 for Noranda's annual meeting of shareholders held on April 16, 2005;

  o Noranda's Reports of Foreign Issuer on Form 6-K filed March 24, May 4, May 6, May 10 and May 11, 2005 relating to (i) the offer by Noranda to acquire all of the outstanding common shares of Old Falconbridge not already owned by Noranda or its affiliates and/or (ii) the offer to exchange common shares of Noranda for Junior Preference Shares;

  o The Joint Management Information Circular, dated June 2, 2005, of Noranda and Old Falconbridge relating to the Amalgamation as included in Noranda's and Old Falconbridge's Registration Statement on Form F-80 filed June 8, 2005.

  o Noranda's Report of Foreign Issuer on Form 6-K filed June 23, 2005 relating to the redemption of US$500 million in Junior Preference Shares;

  o Falconbridge's Report of Foreign Issuer on Form 6-K filed July 1, 2005 describing the amalgamation of Noranda and Old Falconbridge, with the Registrant being the amalgamated continuing company;

  o Form 8-A of Noranda, as amended by the Registrant on July 7, 2005, relating to the registration of the Common Shares of the Registrant under section 12(b) of the U.S. Securities Exchange Act of 1934, as amended; and

  o  Falconbridge's Report of Foreign Issuer on Form 6-K filed July 8,
     2005 relating to, among other things, the Material Change Report as to the completion of the amalgamation of Noranda and Old Falconbridge, with the Registrant being the amalgamated continuing company.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this registration statement which indicates that all of the Common Shares offered have been sold or which deregisters all of such Common Shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

        Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL .

        None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 136 of the Business Corporations Act (Ontario) ("OBCA"), which governs the Company, provides that the Company may indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Company may, with the approval of the Ontario Superior Court of Justice, indemnify a person referred to above in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in (a) and (b) above. Despite the foregoing, a person referred to above is entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or body corporate if the person was substantially successful on the merits in his or her defense of the action or proceeding and fulfills the conditions set out in (a) and
(b) above. A corporation or a person (as defined in the OBCA) referenced above may apply to the Ontario Superior Court of Justice for an order approving an indemnity under Section 136 and the court may so order and make any further order it thinks fit.

     The sections of the sole By-law of the Company under the heading "Indemnification" provide:

     25. Indemnification of directors and officers--The Company shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Company's request as a director or officer of a corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, to the extent permitted by the OBCA.

     26. Indemnity of others--Except as otherwise required by the OBCA and subject to paragraph 25, the Company may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

     27. Right of indemnity not exclusive--The provisions of indemnification contained in the by-laws of the Company shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of the heirs and legal representatives of such a person.

     28. No liability of directors or officers for certain acts, etc.--To the extent permitted by law, no director or officer for the time being of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by the Company or for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Company shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation with whom or which any money, securities or other assets belonging to the Company shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any money, securities or other assets belonging to the Company or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Company and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Company shall be employed by or shall perform services for the Company otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a corporation which is employed by or performs services for the Company, the fact of his being a director or officer of the Company shall not disentitle such director or officer or such firm or corporation, as the case may be, from receiving proper remuneration for such services.

     Insurance policies are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

EXHIBIT NO.      DESCRIPTION OF EXHIBIT
-----------      ----------------------

5.1* Opinion of McCarthy Tetrault LLP as to the legality of securities offered.

23.1 Consent of McCarthy Tetrault LLP (contained in its opinion filed as Exhibit 5.1).

23.2*            Consent of Ernst & Young LLP, Independent Registered Public
                 Accounting Firm.

24.1 Power of Attorney (included on the signature page of this registration statement).

--------------
* Filed herewith.


ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on July 12, 2005.

                                       FALCONBRIDGE LIMITED

                                       /s/ Steven Douglas
                                       ---------------------------------
                                       By:    Steven Douglas
                                       Title: Executive Vice-President and
                                              Chief Financial Officer


                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Derek Pannell and Steven Douglas as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and additional registration statements pursuant to Instruction E to Form S-8, and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


             Signature                             Title                          Date
             ---------                             -----                          ----

/s/ Derek Pannell                  Chief Executive Officer and Director        July 12, 2005
------------------------------     (Principal Executive Officer)
Derek Pannell

/s/ Steven Douglas                 Executive Vice-President and Chief          July 12, 2005
------------------------------     Financial Officer (Principal Financial
Steven Douglas                     and Accounting Officer)

/s/ Alex G. Balogh                 Director                                    July 12, 2005
------------------------------
Alex G. Balogh

/s/ Andre Berard                   Director                                    July 12, 2005
------------------------------
Andre Berard

/s/ Jack L. Cockwell               Director                                    July 12, 2005
------------------------------
Jack L. Cockwell

/s/ V. Maureen Kempston Darkes     Director                                    July 12, 2005
------------------------------
V. Maureen Kempston Darkes

/s/ J. Bruce Flatt                 Director                                    July 12, 2005
------------------------------
J. Bruce Flatt

/s/ A.L. Flood                     Director                                    July 12, 2005
------------------------------
A.L. Flood

/s/ Norman R. Gish                 Director                                    July 12, 2005
------------------------------
Norman R. Gish

/s/ Robert J. Harding              Director                                    July 12, 2005
------------------------------
Robert J. Harding

/s/ David W. Kerr                  Director                                    July 12, 2005
------------------------------
David W. Kerr

/s/ Edmund King                    Director                                    July 12, 2005
------------------------------
Edmund King

/s/ Neville Kirchmann              Director                                    July 12, 2005
------------------------------
Neville Kirchmann

/s/ James McCutcheon               Director                                    July 12, 2005
------------------------------
James McCutcheon

/s/ Mary Mogford                   Director                                    July 12, 2005
------------------------------
Mary Mogford

/s/ George Myhal                   Director                                    July 12, 2005
------------------------------
George Myhal

/s/ David Race                     Director                                    July 12, 2005
------------------------------
David Race

/s/ James Wallace                  Director                                    July 12, 2005
------------------------------
James Wallace


            SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

     Pursuant to the Securities Act, as amended, the undersigned certifies that he is the duly authorized representative of the Registrant in the United States and has signed this registration statement or amendment thereto, on this 12th day of July, 2005.

                                             Noranda Aluminum, Inc.

                                         By: /s/ William Brooks
                                             ----------------------------
                                             William Brooks
                                             President

                             INDEX TO EXHIBITS
EXHIBIT NO.        DESCRIPTION OF EXHIBIT
-----------        ----------------------

5.1* Opinion of McCarthy Tetrault LLP as to the legality of securities offered.

23.1 Consent of McCarthy Tetrault LLP (contained in its opinion filed as Exhibit 5.1).

23.2*              Consent of Ernst & Young LLP, Independent Registered Public
                   Accounting Firm.

24.1 Power of Attorney (included on the signature page of this registration statement).

------------------
* Filed herewith.